EXHIBIT 99
GE Vernova announces new member of Board of Directors

•Martina Hund-Mejean, former CFO, MasterCard Worldwide will join the GE Vernova Board of Directors.

CAMBRIDGE, Mass. May 17, 2024 – GE Vernova Inc. (NYSE: GEV) today announced that its Board of Directors has appointed a new member: Martina Hund-Mejean, former chief financial officer of MasterCard Worldwide.
“We are delighted to add Martina Hund-Mejean to the GE Vernova Board of Directors, as she brings exceptionally strong financial expertise and a broad global perspective, having held senior leadership positions at several multinational organizations,” GE Vernova Board of Directors Non-Executive Chairman Stephen Angel said. “In addition to her strong track record leading global corporations, Martina brings extensive governance experience to our boardroom.”
“I am thrilled to work alongside Martina as she joins our Board of Directors,” GE Vernova CEO Scott Strazik said. “Her experience uniquely positions her as a thoughtful counsel and dynamic leader who will help us tackle our mission of electrifying and decarbonizing the world.”
Ms. Hund-Mejean served as Chief Financial Officer of MasterCard Worldwide from 2007 until her retirement in 2019. Prior to joining MasterCard, she served as senior vice president and treasurer at Tyco International Ltd. from 2002 to 2007 and as senior vice president and treasurer at Lucent Technologies Inc. from 2000 to 2002. Previously, Hund-Mejean held multiple finance positions of increasing responsibility at General Motors Company.
Ms. Hund-Mejean currently serves as chair of the audit committee and a member of the finance and executive committees for the Prudential Financial, Inc. Board of Directors, as the chair of the finance committee and a member of the audit committee of the Colgate-Palmolive Company Board of Directors. She formerly served as chair of the University of Virginia Darden School’s Foundation Board of Trustees.
About GE Vernova

GE Vernova is a purpose-built global energy company that includes Power, Wind, and Electrification businesses and is supported by its accelerator businesses of Advanced Research, Consulting Services, and Financial Services. Building on over 130 years of experience tackling the world’s challenges, GE Vernova is uniquely positioned to help lead the energy transition by continuing to electrify the world while simultaneously working to decarbonize it. GE Vernova helps customers power economies and deliver electricity that is vital to health, safety, security, and improved quality of life. GE Vernova is headquartered in Cambridge, Massachusetts, U.S., with more than 80,000 employees across 100+ countries around the world.
GE Vernova’s mission is embedded in its name – it retains its legacy, “GE,” as an enduring and hard-earned badge of quality and ingenuity. “Ver” / “verde” signal Earth’s verdant and lush ecosystems. “Nova,” from the Latin “novus,” nods to a new, innovative era of lower carbon energy. Supported by the Company Purpose, The Energy to Change the World, GE Vernova will help deliver a more affordable, reliable, sustainable, and secure energy future. Learn more: GE Vernova and LinkedIn.

Contact
Treacy Reynolds
Director, Corporate Communications
GE Vernova
Treacy.Reynolds@ge.com
###